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Exhibit 4.2

     PROTECTIVE LIFE CORPORATION
to
THE BANK OF NEW YORK, as Trustee
SUPPLEMENTAL INDENTURE NO. 7
Dated as of December 14, 2000
7.50% Senior Notes Due July 1, 2016
($60,000,000)

PROTECTIVE LIFE CORPORATION
SUPPLEMENTAL INDENTURE NO. 7
$60,000,000
7.5% Senior Notes Due July 1, 2016

SUPPLEMENTAL INDENTURE NO. 7, dated as of December 14, 2000, from PROTECTIVE LIFE CORPORATION, a Delaware corporation (the "Company"), to THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "Trustee").

    The Company has heretofore executed and delivered to the Trustee a Senior Indenture, dated as of June 1, 1994 (the "Indenture"), providing for the issuance from time to time of series of the Company's Securities.

    Section 3.1 of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

    Section 8.1(7) of the Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Sections 2.1 and 3.1 of the Indenture.

    For and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the Holders of the Securities of such series:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

    Section 1.1.  This Supplemental Indenture No. 7 constitutes an integral part of the Indenture.

    Section 1.2.  For all purposes of this Supplemental Indenture No. 7:

    Section 1.2.1.  Capitalized terms used herein without definition shall have the meanings specified in the Indenture;

    Section 1.2.2.  All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture No. 7; and

    Section 1.2.3.  The terms "herein", "hereof", "hereunder" and other words of similar import refer to this Supplemental Indenture No. 7.

ARTICLE II

THE SERIES 2000 SENIOR NOTES

    Section 2.1.  TITLE OF THE SECURITIES.  There shall be a series of Securities designated the 7.50% Senior Notes due July 1, 2016 (the "Series 2000 Notes").

    Section 2.2.  LIMITATION ON AGGREGATE PRINCIPAL AMOUNT; DATE OF SERIES 2000 NOTES.  The aggregate principal amount of the Series 2000 Notes shall be limited to $60,000,000. Each Series 2000 Note shall be dated the date of its authentication.

    Section 2.3.  PRINCIPAL PAYMENT DATES.  The principal on the Series 2000 Notes Outstanding (together with any accrued and unpaid interest thereon) shall be payable in a single installment on July 1, 2016.

    Section 2.4.  INTEREST AND INTEREST RATES.  The rate of interest on each Series 2000 Note shall be 7.50% per annum, accruing from December 21, 2000 or from the most recent Interest Payment Date to which interest on such Series 2000 Note has been paid or duly provided for. Interest shall be payable on each Series 2000 Note semi-annually on January 1 and July 1 of each year (each an "Interest Payment Date"), commencing on July 1, 2001. The interest so payable on any Series 2000 Note which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name such Series 2000 Note is registered at the close of business on December 15 or June 15 as the case may be, preceding such January 1 or July 1 (each a "Regular Record Date"). The interest so payable on a Series 2000 Note which is not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Person in whose name such Series 2000 Note is registered on the relevant Regular Record Date, and such defaulted interest shall instead be payable to the Person in whose name such Series 2000 Note is registered on the Special Record Date or other specified Date determined in accordance with the Indenture.

    Section 2.5.  PLACE OF PAYMENT.  The Place of Payment where the Series 2000 Notes may be presented or surrendered for payment, where the Series 2000 Notes may be surrendered for registration of transfer or exchange and where notices and demands to and upon the Company in respect of the Series 2000 Notes and the Indenture may be served shall be in the Borough of Manhattan, The City of New York, New York, and the office or agency maintained by the Company for such purpose shall initially be the Corporate Trust Office of the Trustee.

    Section 2.6.  REDEMPTION AT THE OPTION OF THE COMPANY.

    Section 2.6.1.  Redemption Right at Company's Option.  The Company has the right to redeem the Series 2000 Notes at its sole option, in whole or in part, at any time and from time to time on or after January 1, 2004, at a redemption price equal to one hundred percent (100%) of the aggregate principal amount of the Series 2000 Notes Outstanding and to be redeemed, together with accrued but unpaid interest on the principal amount to be redeemed to the redemption date, subject to the terms and conditions set forth in this Section 2.6. The election of the Company to redeem any Series 2000 Notes shall be evidenced by a Board Resolution.

    Section 2.6.2.  Notice to Trustee.  If the Company wishes to redeem Series 2000 Notes pursuant to the terms hereof and of the Series 2000 Notes, it shall notify the Trustee of the redemption date and the principal amount of Series 2000 Notes to be redeemed. The Company shall give the notice provided for in this Section not less than 45 nor more than 60 days prior to the redemption date.

    Section 2.6.3.  Selection of Series 2000 Notes to be Redeemed.  If less than all the Series 2000 Notes are to be redeemed, the Trustee shall select the Series 2000 Notes to be redeemed by lot or by any other method the Trustee shall deem fair and reasonable. The Trustee shall make the selection not more than 60 days before the redemption date from Series 2000 Notes then outstanding that have not been previously called for redemption. The Trustee shall promptly notify the Company in writing of the Series 2000 Notes selected for redemption and, in the case of any Series 2000 Note selected for partial purchase or redemption, the principal amount thereof to be purchased or redeemed. The Trustee may select for redemption portions of the principal of Series 2000 Notes that have denominations larger than $1,000. Series 2000 Notes and portions of Series 2000 Notes that the Trustee selects shall be in amounts of $1,000 or integral multiples of $1,000. Provisions of this Indenture that apply to Series 2000 Notes called for redemption also apply to portions of Series 2000 Notes called for redemption.

    Section 2.6.4.  Notice of Redemption.  At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Series 2000 Notes are to be redeemed at its registered address.

    (a) The notice shall identify the Series 2000 Notes to be redeemed and shall state:

     (i) the redemption date;

    (ii) the redemption price;

    (iii) if any Series 2000 Note is being redeemed in part, the portion of the principal amount of such Series 2000 Note to be redeemed;

    (iv) the name and address of the Paying Agent;

    (v) that the Series 2000 Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

    (vi) that, unless the Company defaults in making such redemption payment, interest on Series 2000 Notes called for redemption ceases to accrue on and after the redemption date; and

   (vii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Series 2000 Notes.

    (b) At the Company's request, the Trustee shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers' Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph (which request may be revoked by so notifying the Trustee in writing on or before the Business Day immediately preceding the date requested for the mailing of such notice).

    Section 2.6.5.  Effect of Notice of Redemption.  Once notice of redemption is mailed in accordance with the provisions hereof, Series 2000 Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

    Section 2.6.6.  Deposit of Redemption Price.

    (a) One Business Day prior to the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued interest, if any, on all Series 2000 Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Series 2000 Notes to be redeemed.

    (b) If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Series 2000 Notes or the portions of Series 2000 Notes called for redemption. If a Series 2000 Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Series 2000 Note was registered at the close of business on such record date. If any Series 2000 Notes called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Series 2000 Notes and in Section 2.4. hereof.

    Section 2.6.7.  Series 2000 Notes Redeemed in Part.  Upon surrender of a Series 2000 Note that is redeemed in part, the Company shall issue and, upon the Company's written request, the Trustee shall authenticate for the Holder at the expense of the Company, a new Series 2000 Note equal in principal amount to the unredeemed portion of the Series 2000 Notes surrendered; provided, however, that so long as the Series 2000 Notes are issued in the form of global securities as provided in Section 2.12. hereof, then, in lieu of surrendering the Series 2000 Note being redeemed in part, the principal amount of the applicable global Series 2000 Note shall be reduced as and to the extent provided in Section 2.12.4. hereof.

    Section 2.7.  REDEMPTION BY THE COMPANY IN THE EVENT OF DEATH OF A BENEFICIAL OWNER.

    Section 2.7.1.  Unless the Series 2000 Notes have been declared due and payable prior to their maturity by reason of an Event of Default, the Representative (as hereinafter defined) of a deceased Beneficial Owner (as hereinafter defined) has the right to request redemption prior to stated maturity of all or part of his interest in the Series 2000 Notes, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem, during the period from the original issue date through (but not including) January 1, 2002 (the "Initial Period"), and during any twelve-month period up to (but not including) each January 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), (i) on behalf of a deceased Beneficial Owner any interest in the Series 2000 Notes which exceeds $25,000 principal amount or (ii) interests in the Series 2000 Notes exceeding $1,200,000 in aggregate principal amount. A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount.

    Section 2.7.2.  The Company may, at its option, redeem interests of any deceased Beneficial Owner in the Series 2000 Notes in the Initial Period or any Subsequent Period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,200,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. The Company may, at its option, redeem interests of deceased Beneficial Owners in the Series 2000 Notes, in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding $1,200,000. Any such redemption, to the extent it exceeds the $1,200,000 aggregate limitation shall not reduce the $1,200,000 aggregate limitation for any Subsequent Period. On any determination by the Company to redeem Series 2000 Notes in excess of the $25,000 limitation or the $1,200,000 aggregate limitation, Series 2000 Notes so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as hereinafter defined) by the Trustee.

    Section 2.7.3.  A request for redemption of an interest in the Series 2000 Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "Representative"). The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the Series 2000 Notes to be redeemed. The Participant shall thereupon deliver to the Depositary a request for redemption substantially in the form attached as Exhibit A hereto (a "Redemption Request"). The Depositary will, on receipt thereof, forward the same to the Trustee. The Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the $25,000 limitation and the $1,200,000 aggregate limitation. The Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the $25,000 limitation and the $1,200,000 aggregate limitation with the Company. The Depositary, the Issuer and the Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series 2000 Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

    Section 2.7.4.  Subject to the $25,000 limitation and the $1,200,000 aggregate limitation, the Company will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Series 2000 Notes within 60 days following receipt by the Company of a Redemption Request from the Trustee. If Redemption Requests exceed the aggregate principal amount of interests in Series 2000 Notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. The Company may, at any time notify the Trustee that it will redeem, on a date not less than 30 nor more than 60 days thereafter, all or any such lesser amount of Series 2000 Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $1,200,000 aggregate limitation. Any Series 2000 Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Trustee.

    Section 2.7.5.  The price to be paid by the Company for the Series 2000 Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with the Depositary, payment for interests in the Series 2000 Notes which are to be redeemed shall be made to the Depositary upon presentation of Series 2000 Notes to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depositary which are to be fulfilled in connection with such payment. The principal amount of any Series 2000 Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner pursuant to this section shall not be included in the computation of either the $25,000 limitation or the $1,200,000 aggregate limitation for the Initial Period or for any Subsequent Period.

    Section 2.7.6.  For purposes of this section, a "Beneficial Owner" means the Person who has the right to sell, transfer or otherwise dispose of an interest in a Series 2000 Note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof. In general, a determination of beneficial ownership in the Series 2000 Notes will be subject to the rules, regulations and procedures governing the Depositary and institutions that have accounts with the Depositary or a nominee thereof ("Participants").

    Section 2.7.7.  For purposes of this section, an interest in a Series 2000 Note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Series 2000 Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

    Section 2.7.8.  Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the Depositary and by the Depositary to the Trustee not less than 60 days prior to payment thereof by the Company.

    Section 2.7.9.  The Company may, at its option, purchase any Series 2000 Notes for which Redemption Requests have been received in lieu of redeeming such Series 2000 Notes. Any Series 2000 Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation.

    Section 2.7.10.  During such time or times as the Series 2000 Notes are not represented by a Global Security and are issued in definitive form, all references in this Section to Participants and the Depositary, including the Depositary's governing rules, regulations and procedures shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series 2000 Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all redemption requests, to be effective, shall be delivered by the Representative to the Trustee, with a copy to the Company, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Series 2000 Note that is the subject of such request.

    Section 2.8.  ADDITIONAL COVENANTS.  For the benefit of the Holders from time to time of the Series 2000 Notes and in addition to the covenants set forth in Article 9 of the Indenture, the Company further covenants and agrees as follows:

    Section 2.8.1.  Limitations on Disposition of Capital Stock of Restricted Subsidiaries.  The Company will not, and will not permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of the capital stock of any Restricted Subsidiary unless the entire capital stock of such Restricted Subsidiary at the time owned by the Company and its Subsidiaries shall be disposed of at the same time for a consideration consisting of cash or other property which the Board of Directors, as evidenced in a Board Resolution, has determined to be at least equal to the fair value thereof. Notwithstanding the foregoing provision, (i) the Company shall be permitted to sell, assign, transfer or otherwise dispose of shares of the capital stock of a Restricted Subsidiary (A) to any director (or any individual nominated to become a director) of such Restricted Subsidiary but only to the extent ownership of such shares is required as directors' qualifying shares for such director or individual and (B) to any Subsidiary; and (ii) any Restricted Subsidiary shall be permitted to sell, assign, transfer or otherwise dispose of shares of its capital stock or the capital stock of any other Restricted Subsidiary (A) to any director (or any individual nominated to become a director) of such Restricted Subsidiary but only to the extent ownership of such shares is required as directors' qualifying shares for such director or individual, or (B) to the Company or any Subsidiary.

    Section 2.8.2.  Limitations upon Creation of Liens on Capital Stock of Restricted Subsidiaries.

    (a) The Company will not, and will not permit any Restricted Subsidiary to, at any time directly or indirectly, issue, assume, guarantee or permit to exist any indebtedness secured by a Lien on the capital stock of any Restricted Subsidiary without making effective provision whereby the Series 2000 Notes then outstanding (and if the Company so elects, any other indebtedness ranking on a parity with the Series 2000 Notes) shall be equally and ratably secured with such indebtedness as to such property so long as such other indebtedness shall be so secured; provided, however, that the covenant set forth in this Section 2.8.2. will not be applicable to Liens (i) on the shares of stock of a subsidiary of a Person that is merged with or into the Company or a Subsidiary securing debt of such Person, which debt was outstanding prior to such merger, but only if such pledge and debt were not incurred in anticipation of such merger, (ii) in favor of the Company securing debt of a Restricted Subsidiary owed to the Company, (iii) for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which are being contested in good faith or which are less than $5,000,000, or (iv) created by or resulting from any litigation or legal proceeding being contested in good faith or which are less than $5,000,000.

    (b) If the Company shall hereafter be required to secure the Series 2000 Notes equally and ratably with any other indebtedness pursuant to this Section 2.8.2., (i) the Company will promptly deliver to the Trustee an Officers' Certificate stating that the foregoing covenant has been complied with and an Opinion of Counsel stating that in the opinion of such counsel the foregoing covenant has been complied with and that any instruments executed by the Company or any Restricted Subsidiary in the performance of the foregoing covenant comply with the requirements of the foregoing covenant and (ii) the Trustee is hereby authorized to enter into an indenture or agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Holders of the Series 2000 Notes.

    Section 2.8.3.  For purposes of this Section 2.8., Restricted Subsidiary shall mean any Subsidiary of the Company with assets greater than or equal to 20% of all assets of the Company and its Subsidiaries, computed and consolidated in accordance with generally accepted accounting principles.

    Section 2.8.4.  For purposes of this Section 2.8., "Lien" shall mean any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance of any nature whatsoever.

    Section 2.9.  MODIFICATION OF EVENTS OF DEFAULT.  For the benefit of the Holders from time to time of the Series 2000 Notes, clause 4 of Section 5.1 of the Indenture is hereby modified by deleting such clause 4 in its entirety and replacing it with the following:

A default under any mortgage, agreement, indenture or instrument under which there may be issued, or by which there may be secured, guaranteed or evidenced any Debt of the Company (including this Indenture) whether such Debt now exists or shall hereafter be created, in an aggregate principal amount then outstanding of $15,000,000 or more, which default (a) shall constitute a failure to pay any portion of the principal of such Debt when due and payable or (b) shall result in such Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such Debt shall not be paid in full, within a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of the Series 2000 Notes, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to pay in full such Debt and stating that such notice is a "Notice of Default" hereunder; (it being understood, however, that the Trustee shall not be deemed to have knowledge of such default under such agreement or instrument unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such default or (B) a Responsible Officer of the Trustee shall have received written notice thereof from the Company, from any Holder, from the holder of any such indebtedness or from the trustee under any such agreement or other instrument); PROVIDED, HOWEVER, that if such default under such mortgage, agreement, indenture or instrument is remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of such Holders; PROVIDED, FURTHER, that the foregoing shall not apply to any secured Debt under which the obligee has recourse (exclusive of recourse for ancillary matters such as environmental indemnities, misapplication of funds, costs of enforcement and the like) only to the collateral pledged for repayment so long as the fair market value of such collateral does not exceed 2% of Total Assets at the time of the "default;"

    Section 2.10.  DENOMINATION.  The Series 2000 Notes shall be issuable in denominations of $1,000 and integral multiples thereof.

    Section 2.11.  CURRENCY.  Principal and interest on the Series 2000 Notes shall be payable in U.S. Dollars.

    Section 2.12.  REGISTERED SECURITIES IN GLOBAL FORM.

    Section 2.12.1.  The Series 2000 Notes will be issued in the form of one or more fully registered global securities, representing the aggregate principal amount of the Series 2000 Notes, that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), and registered in the name of Cede & Co., the nominee of DTC.

    Section 2.12.2.  Except as provided in Section 3.5 of the Indenture, Beneficial Owners of interests in the Series 2000 Notes may not exchange such interests for certificated Series 2000 Notes.

    Section 2.12.3.  In addition to the legend specified in Section 2.4 of the Indenture, each certificate evidencing the Series 2000 Notes shall bear the following legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

    Section 2.12.4.  If the Series 2000 Notes are redeemed pursuant to Sections 2.6. or 2.7. hereof in whole or in part, the principal amount of the applicable global Series 2000 Note shall be reduced by the amount of the interest, or portion thereof, so redeemed and an endorsement shall be made on such Series 2000 Note by the Trustee to reflect such reduction.

    Section 2.13.  FORM OF SERIES 2000 SENIOR NOTES.  The Series 2000 Notes shall be substantially in the form attached as Exhibit B hereto.

    Section 2.14.  DEFEASANCE AND COVENANT DEFEASANCE.  The provisions of Section 4.4 of the Indenture shall apply to the Series 2000 Notes. The provisions of Section 4.5 of the Indenture shall apply to the Series 2000 Notes with respect to the covenants specified in said Section 4.5 and the covenants set forth in Section 2.8. of this Supplemental Indenture No. 7.

    Section 2.15.  REGISTRAR AND PAYING AGENT.  The Trustee shall initially serve as Registrar and Paying Agent.

ARTICLE 3

MISCELLANEOUS PROVISIONS

    Section 3.1.  The Indenture, as supplemented and amended by this Supplemental Indenture No. 7, is in all respects hereby adopted, ratified and confirmed.

    Section 3.2.  This Supplemental Indenture No. 7 may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

    SECTION 3.3.  THIS SUPPLEMENTAL INDENTURE NO. 7 AND EACH SERIES 2000 NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

    IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 7 to be duly executed, as of the day and year first written above.

PROTECTIVE LIFE CORPORATION

		By:	/s/ RICHARD J. BIELEN
		Name:	Richard J. Bielen
		Title:	Senior Vice President, Investments

(Seal)		By:	/s/ JERRY W. DEFOOR
		Name:	Jerry W. DeFoor
		Title:	Vice President, Controller and Chief Accounting Officer
Attest:	/s/ DEBORAH J. LONG
Name:	Deborah J. Long
Title:	Senior Vice President, Secretary and General Counsel
THE BANK OF NEW YORK, as Trustee
		By:	THE BANK OF NEW YORK TRUST COMPANY OF FLORIDA, N.A., as Agent
(Seal)		By:	/s/ CHARLES S. NORTHEN, IV
		Name:	Charles S. Northen, IV
		Title:	Vice President
Attest:	/s/ KARA LEE PARTIN
Name:	Kara Lee Partin
Title:	Assistant Vice President

EXHIBIT A TO
SUPPLEMENTAL INDENTURE NO. 7

FORM OF REDEMPTION REQUEST
PROTECTIVE LIFE CORPORATION
7.50% Senior Notes
due July 1, 2016
(the "Series 2000 Notes")

CUSIP NO. 743674 AM 5

    The undersigned, Edward D. Jones & Co., L.P. (the "Participant"), does hereby certify, pursuant to the provisions of that certain Indenture of Trust dated June 1, 1994, together with Supplemental Indenture No. 7 dated as of December 14, 2000 (collectively, the "Indenture") made by Protective Life Corporation (the "Company") (the "Issuer") and The Bank of New York as Trustee (the "Trustee"), to Depository Trust Company (the "Depositary"), the Company., the Issuer and the Trustee that:

    1.  [Name of deceased Beneficial Owner] is deceased.

    2.  [Name of deceased Beneficial Owner] had a $            interest in the above referenced Series 2000 Notes.

    3.  [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $            principal amount of said Series 2000 Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Series 2000 Notes to which this Request relates redeemed.

    4.  The Participant holds the interest in the Series 2000 Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

    5.  The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee, the Issuer and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of the Series 2000 Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

    IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as of            , 20  .

EDWARD D. JONES & CO., L.P.

By:
Name:

EXHIBIT B TO
SUPPLEMENTAL INDENTURE NO. 7

(FORM OF FACE OF SENIOR NOTE DUE JULY 1, 2016

    UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

    THIS SENIOR NOTE IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE OF DTC. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN CERTIFICATED FORM IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC, OR BY A NOMINEE OF DTC TO ANOTHER NOMINEE OF DTC, OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

PROTECTIVE LIFE CORPORATION
7.50% Senior Note Due July 1, 2016

No. 1

$60,000,000

CUSIP: 743674 AM 5

    Protective Life Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company," which term includes any successor corporation under the Indenture (as defined on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $60,000,000 (Sixty Million Dollars) on July 1, 2016, and to pay interest thereon from December 21, 2000, or from the most recent Interest Payment Date to which interest has been paid or duly provided for. Interest shall be payable on the Company's 7.50% Senior Note due July 1, 2016 ("Series 2000 Note") semi-annually on January 1 and July 1 of each year (each an "Interest Payment Date"), commencing on July 1, 2001 at the rate of 7.50% per annum, until the principal hereof is paid or made available for payment; PROVIDED that any such installment of interest which is overdue shall bear interest at the rate of 7.50% per annum (to the extent that the payment of such interest shall be legally enforceable) from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The amount of interest payable on any Interest Payment Date shall be computed on the basis of twelve 30-day months and a 360-day year and, for any period that is shorter than a full calendar month, will be calculated on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on this Series 2000 Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect to any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest so payable on any Interest Payment Date which is punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Series 2000 Note is registered at the close of business on the Regular Record Date for such Interest Payment Date, which shall be December 15 or June 15, as the case may be, preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Person in whose name this Series 2000 Note is registered on the relevant Regular Record Date, and such defaulted interest shall instead be payable to the Person in whose name this Series 2000 Note is registered on the Special Record Date or other specified date determined in accordance with the Indenture and Supplemental Indenture No. 7, referred to on the reverse hereof.

    Payment of the principal of and interest on this Series 2000 Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York (which shall initially be the Corporate Trust Office of the Trustee), in same day funds by wire transfer to an account maintained by the Person entitled thereto as specified in the Register of Holders of the Series 2000 Notes, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

    Reference is hereby made to the further provisions of this Series 2000 Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

    Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Series 2000 Note shall not be entitled to any benefit under the Indenture and Supplemental Indenture No. 7 referred to on the reverse hereof or be valid or obligatory for any purpose.

    IN WITNESS WHEREOF, Protective Life Corporation has caused this instrument to be executed under its corporate seal.

Dated: December 21, 2000 (Corporate Seal)	PROTECTIVE LIFE CORPORATION
	By:	Richard J. Bielen Senior Vice President, Investments
	By:	Jerry W. DeFoor Vice President, Controller And Chief Accounting Officer

    This is one of the Securities of the series described in the within-mentioned Indenture.

Dated: December 21, 2000	THE BANK OF NEW YORK, as Trustee

	By:	THE BANK OF NEW YORK TRUST COMPANY OF FLORIDA, N.A., as Agent
	By:	Authorized Signatory

(FORM OF REVERSE OF SERIES 2000 NOTE)

    This Series 2000 Note is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under a Senior Indenture, dated as of June 1, 1994 (herein, together with all indentures supplemental thereto, including Supplemental Indenture No. 7, dated as of December 14, 2000, called the "Indenture"), from the Company to The Bank of New York (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $60,000,000, and is issued pursuant to Supplemental Indenture No. 7, dated as of December 14, 2000, from the Company to the Trustee, relating to the securities of this series (herein called "Supplemental Indenture No. 7").

    The Securities of this series shall not be subject to redemption at the option of the Company at any time and the Company shall have no obligation to redeem or purchase the Securities pursuant to any sinking fund, except in each instance as follows:

    Optional Redemption.  On or after January 1, 2004, the Company may, at its option, redeem the Series 2000 Notes in whole or in part, from time to time at a redemption price equal 100% of the principal amount to be redeemed, together with accrued but unpaid interest, if any, on the principal amount to be redeemed to the date of the redemption.

    In the event that less than all of the Series 2000 Notes are to be redeemed at any time, selection of the Series 2000 Notes or portions thereof for redemption will be made by the Trustee by lot or any other method the Trustee shall deem fair and reasonable; provided, however, that Series 2000 Notes and portions of the Series 2000 Notes that the Trustee selects shall be in amounts of $1,000 or integral multiples of $1,000. Notice of redemption to the Holders of the Series 2000 Notes to be redeemed shall be given by mailing notice of such redemption by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to such Holders of Series 2000 Notes at their registered addresses. Unless the Company defaults in making such redemption payment, interest on the Series 2000 Notes called for redemption ceases to accrue on and after the redemption date.

    Redemption by the Company in the Event of Death of a Beneficial Owner.  Unless the Series 2000 Notes have been declared due and payable prior to their maturity by reason of an Event of Default, the Representative (as hereinafter defined) of a deceased Beneficial Owner (as hereinafter defined) has the right to request redemption prior to stated maturity of all or part of his interest in the Series 2000 Notes, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem, during the period from the original issue date through (but not including) January 1, 2002 (the "Initial Period"), and during any twelve-month period up to (but not including) each January 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), (i) on behalf of a deceased Beneficial Owner any interest in the Series 2000 Notes which exceeds $25,000 principal amount or (ii) interests in the Series 2000 Notes exceeding $1,200,000 in aggregate principal amount. A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount.

    The Company may, at its option, redeem interests of any deceased Beneficial Owner in the Series 2000 Notes in the Initial Period or any Subsequent Period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $1,200,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. The Company may, at its option, redeem interests of deceased Beneficial Owners in the Series 2000 Notes, in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding $1,200,000. Any such redemption, to the extent it exceeds the $1,200,000 aggregate limitation shall not reduce the $1,200,000 aggregate limitation for any Subsequent Period. On any determination by the Company to redeem Series 2000 Notes in excess of the $25,000 limitation or the $1,200,000 aggregate limitation, Series 2000 Notes so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as hereinafter defined) by the Trustee.

    A request for redemption of an interest in the Series 2000 Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "Representative"). The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the Series 2000 Notes to be redeemed. The Participant shall thereupon deliver to the Depositary a request for redemption substantially in the form attached as Exhibit A hereto (a "Redemption Request"). The Depositary will, on receipt thereof, forward the same to the Trustee. The Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the $25,000 limitation and the $1,200,000 aggregate limitation. The Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the $25,000 limitation and the $1,200,000 aggregate limitation with the Company. The Depositary, the Issuer and the Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series 2000 Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

    Subject to the $25,000 limitation and the $1,200,000 aggregate limitation, the Company will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Series 2000 Notes within 60 days following receipt by the Company of a Redemption Request from the Trustee. If Redemption Requests exceed the aggregate principal amount of interests in Series 2000 Notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. The

Company may, at any time notify the Trustee that it will redeem, on a date not less than 30 nor more than 60 days thereafter, all or any such lesser amount of Series 2000 Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $1,200,000 aggregate limitation. Any Series 2000 Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Trustee.

    The price to be paid by the Company for the Series 2000 Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with the Depositary, payment for interests in the Series 2000 Notes which are to be redeemed shall be made to the Depositary upon presentation of Series 2000 Notes to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the Depositary which are to be fulfilled in connection with such payment. The principal amount of any Series 2000 Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner pursuant to this section shall not be included in the computation of either the $25,000 limitation or the $1,200,000 aggregate limitation for the Initial Period or for any Subsequent Period.

    For purposes of this section, a "Beneficial Owner" means the Person who has the right to sell, transfer or otherwise dispose of an interest in a Series 2000 Note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof. In general, a determination of beneficial ownership in the Series 2000 Notes will be subject to the rules, regulations and procedures governing the Depositary and institutions that have accounts with the Depositary or a nominee thereof ("Participants").

    For purposes of this section, an interest in a Series 2000 Note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Series 2000 Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

    Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the Depositary and by the Depositary to the Trustee not less than 60 days prior to payment thereof by the Company.

    The Company may, at its option, purchase any Series 2000 Notes for which Redemption Requests have been received in lieu of redeeming such Series 2000 Notes. Any Series 2000 Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation.

    During such time or times as the Series 2000 Notes are not represented by a Global Security and are issued in definitive form, all references in this Section to Participants and the Depositary, including the Depositary's governing rules, regulations and procedures shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Series 2000 Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable

Beneficial Owner), all redemption requests, to be effective, shall be delivered by the Representative to the Trustee, with a copy to the Company, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Series 2000 Note that is the subject of such request.

    Events of Default.  The Indenture contains provisions for defeasance at any time of the indebtedness on this Security or of certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

    If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

    The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. No reference herein to the Indenture or to Supplemental Indenture No. 7 and no provision of this Security or of the Indenture or of Supplemental Indenture No. 7 shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Security at the times, place and rate, and in the coin or currency, herein prescribed.

    Transfer or Exchange of Series 2000 Notes.  As provided in the Indenture and subject to certain limitations as set forth therein and in Supplemental Indenture No. 7, the transfer of this Security is registrable on the Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Trustee and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

    The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

    No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not the Security be overdue, and neither the Company, the Trustee nor any such agent of the Company or the Trustee shall be affected by notice to the contrary.

    THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

    All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SCHEDULE OF REDEMPTIONS

    The following redemptions of interests in this Global Note have been made:

Date of Redemption	Amount of Decrease in Principal Amount of this Global Note	Principal Amount of the Global Note Following Such Decrease	Signature of Authorized Officer of Trustee

EXHIBIT A

FORM OF REDEMPTION REQUEST
PROTECTIVE LIFE CORPORATION
7.50% Senior Notes
due July 1, 2016
(the "Series 2000 Notes")

CUSIP NO. 743674 AM 5

    The undersigned, Edward D. Jones & Co., L.P. (the "Participant"), does hereby certify, pursuant to the provisions of that certain Indenture of Trust dated June 1, 1994, together with Supplemental Indenture No. 7 dated as of December 14, 2000 (collectively, the "Indenture") made by Protective Life Corporation (the "Company") (the "Issuer") and The Bank of New York as Trustee (the "Trustee"), to Depository Trust Company (the "Depositary"), the Company., the Issuer and the Trustee that:

    1.  [Name of deceased Beneficial Owner] is deceased.

    2.  [Name of deceased Beneficial Owner] had a $            interest in the above referenced Series 2000 Notes.

    3.  [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned, requesting that $            principal amount of said Series 2000 Notes be redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Series 2000 Notes to which this Request relates redeemed.

    4.  The Participant holds the interest in the Series 2000 Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

    5.  The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee, the Issuer and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of the Series 2000 Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

    IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as of            , 20      .

EDWARD D. JONES & CO., L.P.
By:
Name:
Title:

QuickLinks

ARTICLE I RELATION TO INDENTURE; DEFINITIONS
ARTICLE II THE SERIES 2000 SENIOR NOTES
ARTICLE 3 MISCELLANEOUS PROVISIONS
EXHIBIT A TO SUPPLEMENTAL INDENTURE NO. 7 FORM OF REDEMPTION REQUEST PROTECTIVE LIFE CORPORATION 7.50% Senior Notes due July 1, 2016 (the "Series 2000 Notes") CUSIP NO. 743674 AM 5
EXHIBIT B TO SUPPLEMENTAL INDENTURE NO. 7 (FORM OF FACE OF SENIOR NOTE DUE JULY 1, 2016
(FORM OF REVERSE OF SERIES 2000 NOTE)
SCHEDULE OF REDEMPTIONS
EXHIBIT A FORM OF REDEMPTION REQUEST PROTECTIVE LIFE CORPORATION 7.50% Senior Notes due July 1, 2016 (the "Series 2000 Notes") CUSIP NO. 743674 AM 5